UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

February 13, 2009

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

5.02(e).

The Personnel and Compensation Committee of our Board of Directors took the actions described below with respect to compensation for our executive officers at a meeting held on February 12, 2009.

The Personnel and Compensation Committee is aware of its responsibilities as a result of PNC’s participation in the TARP Capital Purchase Program and does and will continue to comply with those requirements, including the review of the risk aspects of PNC’s incentive programs.

2008 Annual Incentive Awards

Eligibility for 2008 Annual Incentive Awards. As previously reported, last February, our Board’s Personnel and Compensation Committee approved the eligibility of certain officers to receive annual incentive awards (bonuses) for 2008 under our 1996 Executive Incentive Award Plan. Any such bonuses would be payable in the first quarter of 2009, based on the committee’s evaluation and review of 2008 performance. On that date in February 2008, the committee designated James E. Rohr, our Chairman and Chief Executive Officer, and our next four most highly compensated executive officers as the five eligible officers under the 1996 Plan. Under the 1996 plan, the maximum amount that each participant is eligible to receive is fixed as a percentage of our consolidated net income for the year with certain specified adjustments. The committee is permitted under the 1996 plan to make downward adjustments from this maximum in its discretion.

As previously disclosed, the committee determined that it would, in making downward adjustments, take into account the same types of performance factors it uses in deciding bonuses for the other executive officers who do not participate in the 1996 plan. The committee focuses on corporate performance metrics, such as diluted earnings per share (EPS) performance and return on average common shareholders’ equity (ROCE), but does not follow a particular formula. The committee looks at relative corporate performance, as measured against our peer group. The committee may also consider line of business performance and, in some cases, individual performance.

As discussed in more detail below, in making its award determinations on February 12, 2009, the committee focused on a number of factors in determining 2008 bonuses and arrived at bonus amounts substantially decreased from last year’s awards and well below the maximum amounts allowable under the 1996 plan. As part of its review, the committee also reconsidered the form of payment of bonuses, and determined that it would be appropriate to change the relative proportions of annual incentive awards paid in the form of cash and paid in the form of stock.

How the Committee Determined 2008 Annual Incentive Awards. The committee has long valued the importance of aligning the interest of executives with the interest of our long-term shareholders. As described below, the committee was pleased with the relative performance of PNC against its peers, and disappointed in our absolute performance, while recognizing the volatility of the environment that had a substantial negative impact on absolute performance. The committee also supported management’s key strategic

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initiatives throughout the year, culminating in the acquisition of National City Corporation, and recognized the benefits of PNC’s approach to risk management and balance sheet management over the last several years.

Overall, the committee believed that awarding bonuses for 2008 was reasonable and advisable, particularly in light of PNC’s strong relative performance and management’s avoidance of many of the poor decisions and business strategies that have weakened many financial institutions and have caused others to fail or be acquired. However, the committee strongly believed that limiting or eliminating the cash portion of the bonuses and tying a more significant amount of compensation to PNC’s long-term stock price, as well as deferring the executives’ ability to receive the cash value of this compensation, was appropriate given the acutely challenging circumstances facing our industry and economy.

In arriving at the bonus amounts, which were substantially decreased from last year’s amounts and below the maximum amounts allowable under the 1996 plan, the committee reviewed several factors, reaffirming its long-standing belief that bonuses should not be formulaically determined. The committee focused on PNC’s relative financial performance against its peers, and also measured absolute performance metrics against a target and against the prior year, and considered the accomplishment of key strategic initiatives throughout the year.

When comparing PNC’s 2008 performance to peers, the committee looked primarily at earnings per share (EPS) growth and adjusted return on common equity (ROCE). Against the peer group, PNC ranked 2nd and 1st, respectively, in these measures. The committee also took into account PNC’s absolute performance against an EPS goal for the year. The EPS goal is based on the EPS included in the annual budget reviewed by our Board in the first quarter of the year. For 2008, PNC’s actual EPS of $2.46 fell short of the EPS goal of $5.20, even after adjusting EPS to $3.68 for after-tax acquisition costs totaling $422 million. The committee gave less weight to absolute performance than it gave to relative performance, but it was still a significant factor in the bonus decisions. As mentioned above, the committee favorably considered PNC’s successful acquisition of National City Corporation at the end of 2008.

In taking into account the totality of these factors, the committee arrived at the following bonus amounts for the four plan participants who are also named executive officers. This chart also shows the committee’s bonus award for Mr. Johnson, a named executive officer who is not a plan participant. The committee used the same process and rationale for awarding Mr. Johnson’s bonus as it used to award bonuses to the plan participants.

Name	Bonus Award (in $)	Cash Portion	Restricted Stock Portion (in $)	25/25 Program Restricted Stock Portion (in $)

James E. Rohr	$3,000,000	None	$2,250,000	$937,500

Joseph C. Guyaux	$1,302,000	$250,000	$726,500	$406,875

William S. Demchak	$1,244,000	None	$933,000	$388,750

Timothy G. Shack	$785,400	$250,000	$339,050	$245,438

Richard J. Johnson	$710,000	None	$532,500	$221,875

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Form of 2008 Award Payouts. Once an award amount has been determined (in dollars) within the plan maximums, the 1996 plan allows the committee, in its discretion, to determine the form of payment, which can be in cash, stock or stock units, or any combination thereof. The committee had previously indicated that any awards for 2008 would be paid in a combination of cash and stock or stock units, with the cash portion being equal to 75% of the total bonus (and could be deferred if the executive officer had made an election to do so). The remaining 25% would consist of a non-cash award – either shares of restricted PNC common stock or restricted share units payable in cash or stock. In either case, this non-cash award would be subject to forfeiture if the executive officer left our employment during a three-year vesting period (with certain limited exceptions). Consistent with our compensation program, the non-cash portion would be further increased by 25% to reflect the risk of forfeiture and the lack of liquidity during the vesting period. The committee previously approved these conditions for the 1996 Plan participants as well as for most of our other executive officers.

Consistent with the 1996 plan, the committee has not changed its prior determination to award 25% of the total dollar amount determined for an annual incentive award for 2008 in the form of restricted shares of PNC common stock, with an additional 25% to reflect the risk of forfeiture and lack of liquidity. This portion of the total bonus is sometimes referred to below as the 25% non-cash award. The committee did determine, however, for reasons discussed in more detail above, to substantially revise its earlier indications as to the form of payout for the remaining portion of the annual incentive awards.

The committee determined that no portion of the annual bonuses for 2008 to our CEO, Mr. Rohr, our Vice Chairman, Corporate & Institutional Banking, Mr. Demchak, and our CFO, Mr. Johnson, would be in the form of cash, and capped the cash portion of annual bonuses to the remaining three plan participants at no more than $250,000. The committee awarded the remaining portion of the total dollar amount of bonuses for 2008 (in excess of the cash amount and the 25% non-cash award) in the form of additional restricted stock grants.

The number of shares in the additional restricted stock grant was determined by dividing the dollar amount of the bonus remaining to be paid in such form by the closing price of a share of PNC common stock on the date of grant. These restricted shares are subject to forfeiture if the executive officer leaves our employment during a three-year vesting period (with certain limited exceptions). Unlike the restricted stock grants made to all of the plan participants as the 25% non-cash awards described above, these additional restricted stock grants were not further increased by 25%.

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2006 Performance Units Payouts

As we have previously reported, the committee granted incentive performance unit award opportunities under PNC’s 2006 Incentive Award Plan in January 2006 to certain of our senior officers, including our CEO and other named executive officers, and made an additional performance units grant to Mr. Demchak in February 2006. These grants provide an opportunity for the executive to receive a payout after the end of a three-year performance period based on our performance relative to our peers in the case of the incentive performance units and based on the performance of our A&L unit compared to benchmark in the case of Mr. Demchak’s additional performance unit grant.

Following the end of the three-year performance period on December 31, 2008, the committee certified the levels of performance achieved for both programs and determined the final awards.

In the case of the 2006 incentive performance units, the performance period covered the three full years 2006, 2007 and 2008, and measured PNC’s earnings per share growth (EPS growth) and return on average common shareholders’ equity (ROCE) performance, each adjusted as defined in the grants, relative to the comparable performance of its peers in each of those three years. The maximum award that the committee may grant is a percentage of the share units awarded (as adjusted for phantom dividends during the performance period), and that payout percentage is based on the average of six numbers: the percentage assigned by the committee-approved schedules to PNC’s rank relative to its peers (based on the peer group approved by the committee for each of the years, which had 11 members including PNC each year) for each of the two corporate performance factors – EPS growth and ROCE – for each of the three years as follows:

	ROCE		EPS Growth
Performance Year	PNC Rank	Potential Payout Percentage	PNC Rank	Potential Payout Percentage
2006	#1	200%	#1	200%
2007	#4	143%	#10	0%
2008	#1	200%	#2	183%

Maximum Potential Payout Percentage: 154.38%

Given PNC’s very strong performance relative to its peers over the three-year period, the committee determined to award the maximum payout permitted for the performance achieved, or 154.38% of the dividend-adjusted target share units. The committee considered the specific impact of the significant gain recognized on completion of the BlackRock/Merrill Lynch Investment Managers transaction in September 2006, which significantly affected PNC’s #1 EPS growth ranking in 2006 as well as its next to lowest ranking in EPS growth for the following year. Final awards for the CEO, the CFO, and each of the other named executive officers were as follows: James E. Rohr (85,310 units); Richard J. Johnson (13,649 units); Joseph C. Guyaux (32,418 units); William S. Demchak (32,418 units); and Timothy G. Shack (25,593 units). In accordance with the terms of these grants, the units were paid out in shares of PNC common stock up to the initial number of target units and the remainder was paid out in cash share-equivalents.

In the case of the additional 2006 performance units granted to Mr. Demchak, the performance period for those units also covered the three full years 2006, 2007 and 2008, but measured the performance of PNC’s asset and liability unit (“A&L unit”) relative to benchmark for each of those three years, rather than EPS growth and ROCE relative to peers. The maximum award that the committee may grant is a percentage of the share units awarded, and that payout percentage is based on the average of three numbers: the percentage assigned by the committee-approved schedule for the year to the A&L unit’s performance relative to the benchmark performance index for that year for each of 2006, 2007 and 2008 as follows: 2006 – 200%; 2007 – 0%; and 2008 – 0%; for a maximum payout percentage of 66-2/3% of Mr. Demchak’s target share units.

In making its award decision, the committee considered the extraordinary performance of PNC’s asset and liability unit in 2006 and the unprecedented market volatility that negatively affected 2007 and 2008 performance, as well as the balance sheet positioning in 2006 and 2007 that enabled PNC to increase its net interest income for the year by 31% in 2008. Based on these factors, the committee determined to award the maximum payout permitted for the performance achieved, or 66-2/3% of Mr. Demchak’s target share units, for a final award of 20,001 units. In accordance with the terms of this grant, these units were paid out in cash share-equivalents.

2009 Peer Group and Other Annual Determinations for Outstanding 2007 and 2008 Incentive Performance Unit Grants

As previously reported, the corporate performance factors for our incentive performance unit grants are based on PNC’s performance relative to its peers for each year of the three-year performance period for that grant. Each year, the committee approves the terms and conditions for the current year within that three-year performance period for all of the outstanding incentive performance unit grants and for the new grants, if any. This includes a review of the makeup of the peer group that will be used in making the comparative annual measurements for the current year and review of the potential payout schedules for 2009 performance relative to peer performance.

Due to the many changes in the financial industry generally, PNC’s substantially increased size and scope at the beginning of 2009, and a significant number of mergers and other changes with respect to PNC’s 2008 peers and other industry leaders, the committee has changed the peer group for 2009. The committee has determined that the 2009 peer group will consist of the following companies: BB&T; Bank of America; Capital One Financial; Comerica; Fifth Third Bancorp; JP Morgan Chase; Keycorp; M&T Bank; PNC; Regions Financial; Sun Trust Bank; U.S. Bancorp; and Wells Fargo. The committee believed that this modified peer group provided a more balanced mix of institutions in light of widespread industry consolidation and PNC’s growth and expanded business mix, particularly in light of PNC’s recent acquisitions.

The committee has also determined that because of the increase in the size of the peer group and changes in the overall environment in which the outstanding 2007 and 2008 incentive performance units must operate, it will consider further what changes should be made in the potential payout schedules for 2009 performance within those awards.

2009 Long-Term Incentive Opportunity Awards

The committee determined for a number of reasons, including the continued unpredictability of the economic and industry climate and the importance to PNC of achieving a successful integration of National City, that it would not make 2009 grants of incentive performance units to the named executive officers similar to the grants made in 2006, 2007 and 2008.

Instead, the committee granted new performance vesting stock options to most of the executive officers, including all of the named executive officers. These performance vesting stock options will generally vest in their entirety on the third anniversary of grant, subject to a determination by the committee in its reasonable discretion that the following criteria related to the National City acquisition and integration have been met:

•	$1.2 billion in annual pre-tax cost savings achieved on a run-rate basis by 2011

•	Return on assets at least equal to 0.90% by 2011

•	National City acquisition accretive to PNC’s earnings per share on a GAAP basis by 2010

•	Internal rate of return on the acquisition of at least 15%

•	Balance sheet acquired by PNC from National City positioned to meet PNC’s desired risk profile

•	Successful implementation of PNC’s established enterprise risk management discipline

•	Strong and reputable leadership team in place

•	PNC well-positioned for future growth

The committee will have the discretion to vest the options in part if these criteria are not met in full but the committee determines that the vested portion appropriately reflects success against these criteria.

Grants of these performance vesting options were made to the CEO, CFO, and the other named executive officers as follows: James E. Rohr (400,000); Richard J. Johnson (90,000); Joseph C. Guyaux (180,000); William S. Demchak (180,000); and Timothy G. Shack (130,000).

2009 Performance Unit Grant Measuring A&L Unit Performance

Also, in recognition of William S. Demchak’s role in the oversight of PNC’s asset and liability (A&L) management function, in addition to his role as vice chairman and head of the corporate and institutional banking function, the committee determined to provide him with an additional long-term incentive opportunity award, similar to award opportunities the committee granted to Mr. Demchak in 2008, 2007 and 2006, that would depend on the performance of the A&L unit over a three-year performance period.

The committee provided this incentive in the form of a performance unit grant on February 12, 2009 under our shareholder-approved 2006 Incentive Award Plan. The grant was denominated in shares with a target number of 96,556 share units in the grant.

Similar to the prior grants, the 2009 performance unit award opportunity grant has a three-year performance period, beginning on January 1st of the grant year, and a maximum award size at the end of the performance period of 200% of the target share units. The committee will certify the level of performance achieved at the end of the performance period and determine the final number of awarded units in early 2012. Awarded performance units would be paid in cash, with the maximum amount of the cash payment determined by multiplying the number of performance units then awarded by the per share price of our common stock on the award date.

At its meeting, the committee also finalized corporate performance goals for this grant based on the investment performance of PNC’s A&L unit as compared to benchmark performance for each of the three years in the overall performance period. Each of these potential award amounts will be based on the level of performance achieved by the A&L unit for that year relative to the benchmark performance index (in basis points) and the potential award payout schedules for levels of performance established by the committee for this grant.

The committee has determined that the benchmark that will be used in making the comparative measurements for these performance goals will be the same benchmark performance index that we use internally to evaluate the investment performance of our A&L unit. As we may adjust the composition of this benchmark from time to time to reflect portfolio changes and changes in corporate strategy, the benchmark against which A&L unit performance will be measured for each year of the overall performance period for this grant will be the benchmark in effect as of March 30 of that year.

The annual potential award payout schedule has a sliding scale that ranges from 0 for performance below the threshold level for a positive award up through 200% for performance significantly above benchmark. The annual potential payout schedule for the 2009 grant is as follows, with percentages interpolated for performance between the points indicated below. This is the same schedule that the committee approved in February 2008, and will also apply, on a going forward basis, to Mr. Demchak’s 2007 and 2008 grants for purposes of calculating the annual potential award payout for 2009 and, as relevant, 2010 and 2011 performance.

Annual Performance Relative to Benchmark	Annual Potential Payout Percentage of Target
+40 basis points or higher	200%
+20 basis points	150%
0 basis points (at benchmark) to -25 basis points	100%
-35 basis points	40%
-40 basis points or below	0%

The final maximum award that Mr. Demchak will be eligible to receive will be the average of the potential award amounts (expressed as a percentage of target) calculated for each of the three covered years. The committee will have the discretion to award any amount up to, but not exceeding, the maximum amount so determined by the levels of performance achieved, if any.

The committee intends to engage in a careful review process at the end of the three-year performance period in determining whether and to what extent it will exercise negative discretion, and expects to take into account such factors as absolute A&L unit financial performance, absolute proprietary trading results, cumulative performance relative to the benchmark, adherence to risk parameters, and contributions to the success of our other businesses.

Generally, Mr. Demchak must still be employed by us at the time the committee makes its determination, with certain limited exceptions, in order to receive an award payout with respect to these performance unit grants. The grants also include a formula for calculating a final award in the event of a change in control.

Regular Stock Option Grants

Each executive officer also received a grant of stock options on the same terms as those granted in the first quarter of 2008. For the CEO, CFO, and other named executive officers, the numbers of these service-vesting options were as follows: James E. Rohr

(290,400); Richard J. Johnson (72,600); Joseph C. Guyaux (118,800); William S. Demchak (112,200); and Timothy G. Shack (85,800).

Perquisites

As previously disclosed, the committee determined in 2004 that the annual incremental cost to us of perquisites should not exceed $50,000 for any executive officer. Effective January 1, 2009, the committee reduced this perquisite cap to $10,000. The committee also determined that Messrs. Rohr, Guyaux and Demchak will continue to have access to our corporate aircraft but will no longer be entitled to any such use as a payment. Instead, they will pay for all personal use of our corporate aircraft pursuant to their time sharing agreements with us, under which they pay the entire incremental cost of their personal flights. The committee also formalized a policy that prohibits executive officers from receiving “tax gross-ups” on any perquisites.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: February 13, 2009	By:	/s/ Samuel R. Patterson
Samuel R. Patterson
Controller